UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2004

HEALTHAXIS INC.

(Exact name of registrant as specified in charter)

Pennsylvania	0-13591	23-2214195
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5215 N. O’Connor Blvd., 800 Central Tower, Irving, Texas 75039
(Address of principal executive offices)

(972) 443-5000
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure
SIGNATURES

Item 9. Regulation FD Disclosure

     As previously disclosed, the Company had a contract for software licensing, development and systems implementation with the State of Washington Health Care Authority (“HCA”), which began in mid 2002. The Company was the prime contractor on the HCA project and utilized the services of a development partner to perform a significant part of the work. Also, as previously disclosed, a dispute arose under the HCA contract in late 2003, which has now been resolved by the Company and HCA entering into an agreement to terminate the HCA contract. The Company has also simultaneously entered into a cancellation agreement with its development partner canceling and terminating its master software services agreement with the development partner and the work order associated with subcontracted portions of the HCA project.

     Under the terms of the agreement with HCA, the Company has paid HCA $300,000 and transferred title to certain project documentation to HCA. The agreement also contains full mutual releases of all parties including HCA, Healthaxis and the development partner, and an express denial of liability or wrongdoing by all parties.

     Under the terms of the agreement between the Company and its development partner, Healthaxis is receiving $207,900 and any rights the development partner may have in the documentation being transferred by Healthaxis to HCA (resulting in a net cash payment by Healthaxis to HCA of $92,100). The agreement also contains full mutual releases between Healthaxis and the development partner, and an express denial of liability or wrongdoing by either party.

     The Company has entered into these agreements solely to avoid the potential time and cost of dispute resolution. The execution and funding of these agreements resolves all outstanding issues related to the HCA project. The net impact of these transactions will be reported in the Company’s second quarter results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2004
HEALTHAXIS INC.
	By:	/s/ JAMES W. MCLANE
James W. McLane
Chief Executive Officer